Exhibit 4.13

DATED 1 June 2022

HALEON PLC

and

PFIZER, INC.

RELATIONSHIP DEED

relating to the admission of the entire ordinary share capital of

Haleon plc to the premium listing segment of the

Official List and to trading on the London Stock Exchange

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(SRN/TWJP)

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	CONDITION	17
3.	PRINCIPAL SHAREHOLDER UNDERTAKINGS	18
4.	REPRESENTATIVE DIRECTORS	18
5.	TRANSACTIONS IN SHARES	21
6.	COMPANY UNDERTAKINGS	22
7.	CONFIDENTIALITY	24
8.	DURATION AND TERMINATION	26
9.	REMEDIES AND WAIVERS	27
10.	ASSIGNMENT	27
11.	DEED OF ADHERENCE	27
12.	NOTICES	28
13.	ANNOUNCEMENTS	29
14.	COSTS AND EXPENSES	29
15.	MISCELLANEOUS	30
16.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	31
17.	GOVERNING LAW AND JURISDICTION	31
18.	AGENT FOR SERVICE	32

THIS DEED is made on 1 June 2022

BETWEEN

1.

HALEON PLC, a company incorporated under the laws of England and Wales under registered number 13691224 whose registered office is at 980 Great West Road, Brentford, Middlesex TW8 9GS (the “Company”); and

2.	PFIZER INC., a corporation incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017 (the “Principal Shareholder”).

BACKGROUND

(A)

Application will be made to the FCA and to the London Stock Exchange for all of the issued and to be issued Ordinary Shares (as defined below) to be admitted to the premium listing segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities.

(B)

Following Admission (as defined below), it is expected that the Principal Shareholder will be a Controlling Shareholder of the Company for the purposes of the Listing Rules by virtue of the Ordinary Shares and/or ADSs held by it and/or its Associates.

(C)

The Parties have entered into this Deed to record certain matters agreed between them in anticipation and facilitation of Admission and to regulate the continuing relationship between them after Admission, including as required under the Listing Rules.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed:

“acting in concert”	has the meaning given to it in the Takeover Code and “concert party” shall be construed accordingly;

“Admission”

means admission of all of the issued and to be issued Ordinary Shares to the premium listing segment of the Official List becoming effective in accordance with the Listing Rules and admission of such shares to trading on the London Stock Exchange’s main market for listed securities becoming effective in accordance with the Admission and Disclosure Standards;

“Admission and Disclosure Standards”

means the “Admission and Disclosure Standards” of the London Stock Exchange containing, among other things, the admission requirements to be observed by companies seeking admission to trading on the London Stock Exchange’s main market for listed securities, as amended from time to time;

“ADSs”	means the American depositary shares each representing 2 Ordinary Shares to be admitted to listing and trading on the New York Stock Exchange pursuant to the establishment of the Haleon ADR Programme;

“Adviser”	means a person’s financial or legal advisers, accountants or auditors;

“Affiliate”

means, in relation to any person (the “relevant person”) at any time during the period for which the determination of affiliation is being made:

(A)  any person Controlled (directly or indirectly) by the relevant person;

(B)  any person Controlling (directly or indirectly) the relevant person; and

(C)  any person under common Control (directly or indirectly) with the relevant person,

provided that the Principal Shareholder (and its Affiliates) shall not be deemed to be an “Affiliate” of the Company (or any members of the Consumer Healthcare Group), and the Company (and any members of the Consumer Healthcare Group) shall not be deemed to be an “Affiliate” of the Principal Shareholder (or any of its Affiliates);

“Anacor”	means Anacor Pharmaceuticals, Inc., a corporation incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017;

“Ancillary Agreements”	means the Listing Ancillary Agreements and the Separation Ancillary Agreements;

“Annual Buy-Back Resolution”	means a resolution to be considered by the Company’s shareholders at a general meeting of the Company, authorising the Company to purchase its Ordinary Shares in accordance with the Listing Rules;

“Annual Whitewash Resolution”	has the meaning given to it in clause 6.2(A);

“Argentina NEBA”

means the letter agreement relating to the retention, operation and transfer of the manufacturing site located in Buenos Aires, Argentina entered into or to be entered into between GSK and JVCo on or around the date of the SCIA;

“Articles of Association”	means the Company’s articles of association from time to time;

“Associate”

means, in relation to the Principal Shareholder, any person treated from time to time as an associate of such person in the context of the provisions of the Listing Rules regarding controlling shareholders, as currently specified in paragraph (D) of the definition of “associate” in Appendix 1 of the Listing Rules;

“ATFA”	means the asset transfer framework agreement between GSK, GSKCHHL and JVCo entered into on or around the date of the SCIA;

“Board”	means the board of directors of the Company from time to time or, where the context allows, a duly authorised committee thereof;

“Brazil ATFA”

means the asset transfer framework agreement relating to the transfer of the manufacturing site located in Jacarepaguá, Brazil entered into or to be entered into between GSK, GSKCHHL and JVCo on or around the date of the SCIA;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks generally are open in London for business;

“Chair”	means the chair of the Board from time to time;

“Circular”	means the circular to be dated with the Posting Date and to be sent to the shareholders of GSK in connection with the Demerger, including a notice of general meeting of GSK;

“Co-Existence Agreement”

means the co-existence agreement in respect of certain trade marks and domain names of the GSK Group and Consumer Healthcare Group entered into or to be entered into between Glaxo Group Limited, SmithKline Beecham Limited and the Company on or around the date of the SCIA;

“Companies Act”	means the Companies Act 2006;

“Consumer Healthcare Business”	means the consumer healthcare business which, as at the date of Demerger Completion, is operated within the JVCo Group, which is described in the Prospectus;

“Consumer Healthcare Group”	means: (A) prior to Demerger Completion, the JVCo Group; and (B) from Demerger Completion, the Haleon Group;

“Consumer Healthcare Group Companies”	means any member of the Consumer Healthcare Group from time to time, and “Consumer Healthcare Group Company” shall be construed accordingly;

“Consumer Healthcare Products”

means, in respect of any jurisdiction, any oral care, nutritional care, skin care, medicine or other cosmetic or healthcare product or device of any kind, in each case, for the treatment of, or use by, human beings which is available without, or both with and without, a prescription, but excluding any such product or device that is subject to the same regulatory classification and/or regulatory treatment (including in relation to advertising) as a product or device that is available only with a prescription;

“Consumer Manufacturing and Supply Agreement”

means the manufacturing and supply agreement entered into or to be entered into between GlaxoSmithKline Consumer Trading Services Limited as supplier and GlaxoSmithKline Trading Services Limited as purchaser on or around the date of the SCIA;

“Consumer Quality Agreement”

means the quality agreement entered into or to be entered into between GlaxoSmithKline Consumer Trading Services Limited and GlaxoSmithKline Trading Services Limited in respect of the Consumer Manufacturing and Supply Agreement;

“Control”

means, in relation to a person, the ability of another person to ensure that the activities and business of the first mentioned person are conducted in accordance with the wishes of that other person (whether by exercise of contractual rights, ownership of shares or otherwise), and a person shall be deemed to have Control of a body corporate if that person has the contractual right to procure that the activities and business of that body corporate are conducted in accordance with that person’s wishes or if that person possesses the majority of the issued share capital or voting rights in that body corporate or the right to receive the majority of the income of that body corporate on any distribution by it of all of its income or the majority of its assets on a winding up (and “Controlled” and “Controlling” shall be construed accordingly);

“Controlling Shareholder”	has the meaning given to it in the Listing Rules;

“Corporate Brand Licence Agreement”

means the brand licence agreement in respect of corporate marks entered into or to be entered into between certain licensors, certain licensees and certain registered proprietors on or around the date of the SCIA;

“Corporate Governance Code”	means the UK Corporate Governance Code dated July 2018 issued by the UK Financial Reporting Council, as modified or supplemented from time to time and including any successor to such code;

“Cosmos SHA”	means the shareholders’ agreement in relation to JVCo entered into among GSKCHHL, the Principal Shareholder, PFCHHL, GSK and JVCo dated 31 July 2019, as amended or supplemented from time to time;

“Cosmos SAPA”

means the stock and asset purchase agreement entered into among the Principal Shareholder, GSK, GSKCHHL and JVCo dated 19 December 2018, as amended from time to time including on 31 July 2019 and by the Cosmos SAPA Amendment Agreement;

“Cosmos SAPA Amendment Agreement”	means the amendment agreement to the Cosmos SAPA entered into or to be entered into among the Principal Shareholder, GSK, GSKCHHL and JVCo;

“Costs”

means charges and reasonable and documented costs (including legal costs) and expenses (other than, subject to the below, Tax), which are properly incurred and of an out-of-pocket nature, together with any amounts in respect of VAT comprised in such charges, costs and expenses but only to the extent not recoverable;

“Deed of Termination”

means the global deed of termination relating to certain services provided by GSK or members of the GSK Group to the Company or members of the Consumer Healthcare Group entered into or to be entered into between GSK and the Company on or around the date of the SCIA;

“Delisting Date”	means the date on which the Ordinary Shares cease to be admitted to the premium listing segment of the Official List;

“Demerger”	means the proposed demerger of approximately 80.1% of GSK’s interest in the Consumer Healthcare Business pursuant to the Demerger Agreement;

“Demerger Agreement”	means the demerger agreement entered into or to be entered into in the agreed form between GSK and the Company on or around the date of this Deed;

“Demerger Completion”	means the time and date when the Demerger Conditions Precedent have been fulfilled and the Demerger Completion Steps have taken place;

“Demerger Completion Steps”	has the meaning given to the term “Completion Steps” in the Demerger Agreement;

“Demerger Conditions Precedent”	means the conditions set out in clause 2.1 (Conditions Precedent) of the Demerger Agreement;

“Director”	means a director of the Company from time to time;

“Exchange Agreements”	means the GSK Exchange Agreement, the Pfizer Exchange Agreement and the SLP Exchange Agreement;

“FCA”	means the UK Financial Conduct Authority in its capacity as the competent authority for the purposes of Part VI of the FSMA;

“FSMA”	means the Financial Services and Markets Act 2000;

“Governmental Entity”

means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

“GSK”	means GlaxoSmithKline plc, a public limited company incorporated in England with number 03888792, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“GSKCHHL”	means GlaxoSmithKline Consumer Healthcare Holdings Limited, a company incorporated in England with number 08998608, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“GSK Exchange Agreement”	means the exchange agreement between GSK and the Company;

“GSK Group”	means GSK and its subsidiaries and subsidiary undertakings from time to time, excluding the Company and the Consumer Healthcare Group Companies;

“GSK Manufacturing and Supply Agreement”

means the manufacturing and supply agreement entered into or to be entered into between GlaxoSmithKline Trading Services Limited as supplier and GlaxoSmithKline Consumer Trading Services Limited as purchaser on or around the date of the SCIA;

“GSK NEB Agreement”	means the net economic benefit agreement entered into between GSK, the Principal Shareholder and JVCo and dated 31 July 2019, as amended or supplemented from time to time;

“GSK Quality Agreement”

means the quality agreement entered into or to be entered into between GlaxoSmithKline Trading Services Limited and GlaxoSmithKline Consumer Trading Services Limited in respect of the GSK Manufacturing and Supply Agreement;

“Guarantee Fee Arrangements”

means the guarantee fee arrangements effected pursuant to:

(A) the guarantee fee agreement between the Company (as guarantor) and GlaxoSmithKline Consumer Healthcare Holdings (US) LLC (as beneficiary) dated 25 May 2022; and

(B) the guarantee fee agreement between GSK (as guarantor) and GlaxoSmithKline Consumer Healthcare Holdings (US) LLC (as beneficiary) dated 28 April 2022;

“Haleon ADR Programme”	means the American depositary receipt programme to be established for the Company on or around Admission, as detailed in the Steps Plan;

“Haleon Group”	means the Company and its subsidiaries and subsidiary undertakings from time to time;

“JVCo”

means GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited, a company incorporated in England with number 11961650, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“JVCo Group”	means JVCo and its subsidiaries and subsidiary undertakings from time to time;

“HMRC”	means Her Majesty’s Revenue and Customs;

“Independent Shareholders”	means all holders of Ordinary Shares in the Company excluding the Principal Shareholder and any person or persons acting in concert with the Principal Shareholder;

“Law”

means any statue, law, rule, regulation, ordinance, code or rule of common law issued, administered or enforced by ay Governmental Entity, or any judicial or administrative interpretation thereof, including the rules of any stock exchange or listing authority;

“Listing Ancillary Agreements”

means:

(i) the Orderly Marketing Agreement;

(ii)  the Registration Rights Agreement;

(iii)  the Sponsor’s Agreement; and

(iv) the Lock-up Deed,

and any document, agreement or arrangement pursuant thereto or in connection therewith;

“Listing Rules”	means the Listing Rules made from time to time by the FCA under Part VI of the Financial Services and Markets Act 2000;

“Lock-up Deed”

means the lock-up deed entered into or to be entered into in the Agreed Form between GSK, the Principal Shareholder, the SLPs, Citigroup Global Markets Limited and Morgan Stanley & Co. International plc on or around the date of this Agreement;

“London Stock Exchange”	means London Stock Exchange plc;

“Long Term Access Agreement”	means the long term access agreement entered into or to be entered into between GSK and the Company on or around the date of the SCIA;

“NEBA Amendment Agreement”

means the amendment and restatement agreement with respect to the GSK NEB Agreement entered into or to be entered into between GSK, JVCo and the Principal Shareholder on or around the date of the SCIA;

“Official List”	means the official list of the FCA;

“Orderly Marketing Agreement”	means the orderly marketing agreement entered into or to be entered into between GSK, the Principal Shareholder and the SLPs on or around the date of the SCIA;

“Ordinary Shares”	means ordinary shares in the capital of the Company having the rights set out in the Articles of Association;

“Panel”	means the Panel on Takeovers and Mergers;

“Party”	means a party to this Deed;

“PFCHHL”	means PF Consumer Healthcare Holdings LLC, a limited liability company incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017;

“Pfizer Exchange Agreement”	means the exchange agreement among the Principal Shareholder, Anacor and the Company;

“Pfizer NEB Agreement”	means the net economic benefit agreement entered into between the Principal Shareholder, GSK and JVCo and dated 31 July 2019, as amended or supplemented from time to time;

“Pharmacovigilance Agreement”

means the pharmacovigilance agreement entered into or to be entered into between GlaxoSmithKline Services Unlimited and GlaxoSmithKline Consumer Healthcare (Overseas) Limited on or around the date of the SCIA;

“Posting Date”

means the date of this Deed (or such other date as may be determined by GSK and notified to the Company and the Principal Shareholder as the date for the issue and despatch of the Circular and the publication of the Prospectus);

“Principal Shareholder Group”

means the Principal Shareholder and its Affiliates from time to time, provided that, for the purposes of this Deed, the Consumer Healthcare Group shall not be included in the Principal Shareholder Group;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Deed, or the negotiation, existence, validity or enforceability of this Deed, whether contractual or non-contractual;

“Prospectus”	means the prospectus relating to the Admission of the Ordinary Shares to be dated the Posting Date;

“Prospectus Rules”	means the prospectus rules from time to time made by the FCA under Part VI of the FSMA;

“Registration Rights Agreement”	means the registration rights agreement between the Company, the Principal Shareholder, GSK and each of the SLPs dated on or around the date of the SCIA;

“Regulatory Information Access and Service Agreement”

means the regulatory information access and service (linked products) agreement entered into or to be entered into between GlaxoSmithKline Services Unlimited and GlaxoSmithKline Consumer Healthcare (Overseas) Unlimited on or around the date of the SCIA;

“Relevant Breach”	has the meaning given to it in clause 4.4;

“Relevant Transaction”

means the Company redeeming or purchasing Ordinary Shares or related securities or any other transaction having a similar effect which would give rise to an obligation on the part of any member of the Principal Shareholder Group or any person presumed to be acting in concert with it to make a general offer for the Company under Rule 9 of the Takeover Code;

“Representative Director”	shall mean a non-executive Director as appointed by the Principal Shareholder pursuant to clause 4;

“SCIA”

means the Separation Co-operation and Implementation Agreement entered into or to be entered into between GSK, the Principal Shareholder Anacor, the Company, JVCo, GSKCHHL and PFCHHL on or around the date of this Deed;

“SEC”	means the U.S. Securities and Exchange Commission;

“Separation Ancillary Agreements”

means the:

(A)  SCIA;

(B)  Demerger Agreement

(C)  Exchange Agreements;

(D)  Cosmos SAPA Amendment Agreement;

(E)  Tax Covenant;

(F)  ATFA;

(G)  Transition Services Agreement;

(H)  GSK Manufacturing and Supply Agreement;

(I)   Consumer Manufacturing and Supply Agreement;

(J)   GSK Quality Agreement;

(K)  Consumer Quality Agreement;

(L)  Shared Brands Licences Agreement;

(M)  Shared Brands Committee Agreement;

(N)  Corporate Brand Licence Agreement;

(O)  Co-Existence Agreement;

(P)  Long Term Access Agreement;

(Q)  Pharmacovigilance Agreement;

(R)  NEBA Amendment Agreement;

(S)  Argentina NEBA;

(T)  Brazil ATFA;

(U)  Deed of Termination;

(V)  Regulatory Information Access and Service Agreement; and

(W)  Guarantee Fee Arrangements,

and any document, agreement or arrangement pursuant thereto or in connection therewith;

“Separation Transaction”

means the steps comprised in the Demerger, the Exchange Agreements, execution of the Separation Ancillary Agreements and Admission, pursuant to which, among other things, the Company will become a listed company holding the Consumer Healthcare Business;

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Shared Brands Committee Agreement”

means the shared brands committee agreement entered into or to be entered into between GlaxoSmithKline Services Unlimited and GlaxoSmithKline Consumer Healthcare (Overseas) Limited on or around the date of the SCIA;

“Shared Brands Licences Agreement”

means the deed of amendment and restatement to amend and restate certain shared brand licence agreements entered into or to be entered into between certain licensors, certain licensees and certain registered proprietors on or around the date of the SCIA;

“SLPs”

means GSK (No.1) Scottish Limited Partnership, GSK (No.2) Scottish Limited Partnership and GSK (No.3) Scottish Limited Partnership, being the Scottish limited partnerships that will each receive Ordinary Shares pursuant to the SLP Exchange Agreement, and “SLP” shall be construed accordingly;

“Sponsors”

means:

(A) Citigroup Global Markets Limited, a company incorporated in England and Wales with registered number 01763297 whose registered office is Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB;

(B) Goldman Sachs International, a company incorporated in England and Wales with registered number 02263951 whose registered office is Plumtree Court, 25 Shoe Lane, London, EC4A 4AU; and

(C) Merrill Lynch International, a company incorporated in England and Wales with registered number 02312079 whose registered office is 2 King Edward Street, London, EC1A 1HQ;

“Sponsor’s Agreement”	means the sponsor’s agreement between the Company, JVCo and each of the Sponsors dated 1 June 2022;

“Steps Plan”

means the demerger steps plan prepared by Slaughter and May summarising the proposals in relation to the Separation Transaction, and initialled for identification purposes by or on behalf of each of GSK, Pfizer and the Company;

“Takeover Code”	means the City Code on Takeovers and Mergers of the United Kingdom;

“Tax”

means all taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever, including taxes on gross or net income, profits or gains and taxes on receipts, sales, use, employment, payroll, land, stamp, transfer, occupation, franchise, value added, wealth and personal property, together with all penalties, charges, additions to tax, and interest relating to any of them, and regardless of whether any such amounts are chargeable or attributable directly or primarily to any other person or are recoverable from any other person;

“Tax Authority”	means any taxing, revenue or other authority competent to impose any liability to, or to assess or collect, any Tax, including, without limitation, HMRC and the Internal Revenue Service;

“Tax Covenant”

means the deed of tax covenant relating to the Separation Transaction, entered into or to be entered into between GSK, the Company, GSKCHHL, the Principal Shareholder and JVCo on or around the date of the SCIA;

“Transaction Documents”	means the Demerger Agreement, the SCIA, the Exchange Agreements and the Ancillary Agreements;

“Transition Services Agreement”

means the transitional services agreement entered into or to be entered into between GlaxoSmithKline Services Unlimited, GlaxoSmithKline LLC, GlaxoSmithKline Consumer Healthcare (Overseas) Limited and GlaxoSmithKline Consumer Healthcare Holdings (US) LLC on or around the date of the SCIA;

“VAT”

means:

(A)  any value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto;

(B)  to the extent not included in paragraph (i) above, any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(C)  any other Tax of a similar nature to the Taxes referred to in paragraph (i) or paragraph (ii) above, whether imposed in the UK or a member state of the EU in substitution for, or levied in addition to, the Taxes referred to in paragraph (i) or paragraph (ii) above or imposed elsewhere;

“Voting Rights”	means, in relation to any company, voting rights attaching to securities of the relevant company which are generally exercisable at meetings of shareholders of the relevant company;

“Voting Rights Condition”

means that, at the relevant time, either:

(A)  the Principal Shareholder (together with its concert parties) holds an interest in 30 per cent. (30%) or more of the Voting Rights in the Company; or

(B)  both of the following conditions are satisfied:

(i) the Principal Shareholder (together with its concert parties) holds an interest in less than 30 per cent. (30%) of the Voting Rights in the Company; and

“Working Hours”

(ii) the authority to be granted to the Company pursuant to a proposed Annual Buy-Back Resolution is such that, if that Annual Buy-Back Resolution were to be passed at a general meeting of the Company and the Company were to purchase (in one or more transactions) from persons other than the Principal Shareholder the maximum number of Ordinary Shares that it is permitted to purchase pursuant to that proposed Annual Buy-Back Resolution, such purchases would, in aggregate, have the effect of increasing the percentage interest of the Principal Shareholder (together with its concert parties) to an interest in at least 30 per cent. (30%) of the Voting Rights in the Company; and

means 9.30 a.m. to 5.30 p.m. (local time) on a Business Day.

1.2	In this Deed, unless otherwise specified or the context otherwise requires:

(A)	references to clauses, sub-clauses and paragraphs are to clauses, sub-clauses and paragraphs of this Deed;

(B)

any reference to any statute or statutory provision or other regulation (including, without limitation, the Listing Rules) shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, supplemented, replaced or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision, except to the extent that any amendment or modification made after the date of this Deed would increase or alter the liability of any Party under this Deed;

(C)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(D)

references to a “person” shall be construed so as to include any individual, firm, company, corporation or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	references to a “holding company” or a “subsidiary” shall be construed as a holding company or subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006;

(F)	references to a “body corporate” shall be construed as a body corporate as defined in section 1173 of the Companies Act 2006;

(G)	references to a “Party” shall be construed so as to include a reference to that Party’s successors and permitted assigns;

(H)	any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(I)	references to times are to London time (unless otherwise stated);

(J)	the singular shall include the plural and vice versa, and use of any gender includes the other genders;

(K)	references to “writing” shall include any modes of reproducing words in a legible and non-transitory form;

(L)	references to “including” or “includes” shall mean including or includes without limitation;

(M)

a reference to any other document referred to in this Deed is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Deed or that other document) at any time;

(N)

a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction;

(O)	the rule known as the ejusdem generis rule shall not apply and accordingly:

(i)

general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(P)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Deed; and

(Q)

references to members of the Principal Shareholder Group’s holdings of Ordinary Shares shall include: (i) Ordinary Shares held directly by members of the Principal Shareholder Group; (ii) Ordinary Shares held by one or more nominees on behalf of members of the Principal Shareholder Group; and (iii) Ordinary Shares held indirectly as a result of ADSs held by members of the Principal Shareholder Group.

2.	CONDITION

Other than the provisions of clauses 1, 2 and 9 to 18 (inclusive) which shall take immediate effect upon the signing of this Deed by the Parties to it, the obligations of the Parties under this Deed shall take effect on and from Admission.

3.	PRINCIPAL SHAREHOLDER UNDERTAKINGS

3.1

The Principal Shareholder shall procure that any member of the Principal Shareholder Group holding an interest in Ordinary Shares and/or ADSs on Admission (including, for the avoidance of doubt, Anacor) shall, for such time as that member of the Principal Shareholder Group holds an interest in Ordinary Shares and/or ADSs, comply with the provisions of this Deed as if that member of the Principal Shareholder Group were party to this Deed and named in this Deed as Principal Shareholder.

3.2	For so long as the Principal Shareholder is a Controlling Shareholder of the Company, the Principal Shareholder shall (and shall procure that its Associates shall):

(A)

conduct all transactions and arrangements with the Company and the Consumer Healthcare Group at arm’s length and on normal commercial terms (and the Parties hereby acknowledge that this Deed has been concluded on such a basis);

(B)	not take any action that would have the effect of preventing the Company from complying with its obligations under the Listing Rules; and

(C)	not propose or procure the proposal of a shareholder resolution of the Company which is intended or appears to be intended to circumvent the proper application of the Listing Rules.

3.3

For so long as the Principal Shareholder is a Controlling Shareholder of the Company, the Principal Shareholder shall (and shall, so far as it is legally able to do so, procure that their respective Associates shall) not take any action which precludes the Company or any other member of the Consumer Healthcare Group from carrying on an independent business as its main activity.

3.4

The obligations of the Principal Shareholder to satisfy its undertakings in clauses 3.1 and 3.3 shall include, but shall not be limited to exercising, causing the exercise or, as applicable, preventing the exercise of all shareholder rights in the Company exercisable by it or, insofar as it is legally able to do so, any of its Associates in the manner required to give effect to its obligations under this Deed.

3.5

For so long as the Principal Shareholder is a Controlling Shareholder of the Company, it shall notify the Company as soon as reasonably practicable in the event of a breach by any member of the Principal Shareholder Group of any of the undertakings set out in Listing Rule 6.5.4R.

4.	REPRESENTATIVE DIRECTORS

4.1

Subject to clause 4.4, for so long as members of the Principal Shareholder Group hold, in aggregate, at least twenty per cent. (20%) of the Ordinary Shares in issue from time to time, the Principal Shareholder shall be entitled to nominate two Representative Directors.

4.2

Subject to clause 4.4, for so long as members of the Principal Shareholder Group hold, in aggregate, less than twenty per cent. (20%) but at least ten per cent. (10%) of the Ordinary Shares in issue from time to time, the Principal Shareholder shall be entitled to nominate one Representative Director.

4.3	Subject to clause 4.4 and to the condition in clause 4.1 being satisfied as at Admission, John Young and Bryan Supran shall be appointed as Representative Directors from Admission.

4.4

The appointments envisaged by clauses 4.1, 4.2 and 4.3 shall not be made to the extent that they would prevent Admission taking place or amount to a breach of Law or the Listing Rules (a “Relevant Breach”). In any situation where this clause 4.4 applies to prevent the appointments envisaged by clauses 4.1, 4.2 or 4.3, the Principal Shareholder and the Company shall cooperate in good faith to find an alternative arrangement that approximates as nearly as possible the rights of the Principal Shareholder and/or the envisaged appointments (as applicable).

4.5

Subject to clause 4.4, the Company shall: (i) procure that each Representative Director (including any Representative Director who is nominated as a replacement of another Representative Director or nominee pursuant to clause 4.6 or following any Representative Director’s removal or cessation of service as a Director due to death, disability or for any other reason) is appointed as a non-executive Director promptly following nomination by the Principal Shareholder as a Director; and (ii) provide reasonable assistance in connection with any and all relevant regulatory approvals, consents or requirements relating to the appointment of each Representative Director as such. It shall be a term of the appointment of each Representative Director that his/her appointment is on and subject to the terms of this Deed.

4.6

Subject always to clauses 4.1 and 4.2, the Principal Shareholder shall be entitled to remove from office any person appointed as a Representative Director and to nominate another person in his/her place, provided that if a person is so removed he/she shall be removed, and another person shall be nominated in his/her place, as a Director. The Principal Shareholder shall procure that any Representative Director who is removed as a Director in accordance with the terms of this Deed shall resign forthwith without seeking compensation for loss of office and waiving all claims that such Representative Director may have against the Company in connection thereto.

4.7

Other than in the case of the appointments contemplated by clause 4.3, the Principal Shareholder shall consult with the chair of the Company’s Nomination Committee from time to time as to the identity of its Representative Directors prior to nominating any person as a Representative Director in accordance with clauses 4.1, 4.2 or 4.6.

4.8

A notice served by the Principal Shareholder on the Company to remove a Representative Director shall constitute an offer by such Representative Director to resign immediately or, if a date for his/her removal is specified in such notice, on that date, in each case without seeking compensation for loss of office (other than any compensation earned or accrued prior to the date of such Representative Director’s removal).

4.9	The Company may, by notice in writing, immediately terminate the appointment of a Representative Director to the Board if:

(A)	the Principal Shareholder has ceased to be entitled to nominate the number of Representative Directors currently in post pursuant to clauses 4.1 and 4.2;

(B)	such Representative Director is disqualified from acting as a Director pursuant to any applicable Law;

(C)	such Representative Director is removed as an office holder in accordance with the Companies Act or in accordance with the Articles of Association;

(D)	such Representative Director commits a material breach of his/her obligations under the terms of his/her appointment;

(E)	such Representative Director is not re-elected at the annual general meeting, if applicable;

(F)	the Company receives a notice from the Principal Shareholder in accordance with clause 4.8; or

(G)	such Representative Director’s continuation as a Director amounts to a Relevant Breach.

4.10

The Principal Shareholder agrees that, if the appointment of a Representative Director is terminated by the Company for any reason set out in clause 4.9, then the Principal Shareholder shall procure the resignation of such individual as a Director as soon as reasonably practicable and the Principal Shareholder shall be entitled to nominate another individual for appointment as a Representative Director in accordance with clause 4.5 (unless the appointment of such Representative Director is terminated pursuant to clause 4.9(A)); provided that the Principal Shareholder shall not be entitled to nominate the same such individual for re-appointment as a Representative Director, other than where the appointment of the Representative Director is terminated by the Company for the reason set out in clauses 4.9(A) or 4.9(F).

4.11

If the Representative Director refuses to resign when required to do so pursuant to this clause 4, the Company and the Principal Shareholder shall use reasonable endeavours to ensure that such individual is removed either pursuant to a special notice and ordinary resolution of the shareholders of the Company under section 168 of the Companies Act or pursuant to applicable procedures under the Articles of Association, in either case, as soon as reasonably practicable.

4.12	The Board shall not propose an amendment to the Articles of Association which would be inconsistent with the provisions of this Deed without the prior written consent of the Principal Shareholder.

4.13

The Principal Shareholder acknowledges that the Representative Director will, together with the other Directors, be subject to annual retirement and re-election as set out in the Articles of Association and/or any corporate governance practice adopted by the Board (including as set out in the Corporate Governance Code), and that there shall be no cause of action under this Deed if the Company’s shareholders vote against the appointment or re-election of a person nominated as a Representative Director, without limiting any of the Principal Shareholder’s rights under clause 4.5. Unless the Principal Shareholder gives written notice to the Company that it does not wish a serving Representative Director to be nominated for re-election at the time that the Representative Director is required to seek re-election pursuant to the Articles of Association or otherwise, the Company shall (subject to the other provisions of this Deed) ensure that each Representative Director is nominated and recommended for re-election.

4.14

Subject to applicable Law, each Representative Director shall be permitted to communicate information obtained in the course of his/her office as a Director to any member of the Principal Shareholder Group, provided that the restrictions contained in clause 7 (Confidentiality) shall apply to such information.

4.15

Subject to the Representative Director’s compliance with his/her fiduciary duties and his/her duty to act in the best interests of the Company, the Parties acknowledge that where the Representative Director has or receives information in their capacity within the Principal Shareholder Group and in respect of which a duty of confidentiality applies, the conflict approval arrangements applying to the Company and the Board shall be operated so that he/she shall not be obliged to disclose that information to the Company or to the Board. The Representative Director will be under an obligation to act in a manner consistent with this clause 4.15 under the terms of his/her appointment as a Director of the Company.

5.	TRANSACTIONS IN SHARES

5.1

The Principal Shareholder agrees and undertakes to the Company that, without the prior written consent of the Company, for a period of three (3) years from Admission, it shall not (and shall procure that each member of the Principal Shareholder Group and/or any persons acting on its or their behalf shall not), subject to clause 5.2, directly or indirectly and whether acting alone or in concert with other parties:

(A)

acquire or publicly offer to acquire, or cause (other than pursuant to a transfer of shares in the Company or any ultimate holding company of the Company by a member of the Principal Shareholder Group from time to time) another person (other than the Company) to acquire or publicly offer to acquire, any interest in shares in the Company or enter into an agreement or arrangement with any person relating to or connected with any of the foregoing (other than in connection with a transfer of shares in the Company or any ultimate holding company of the Company by a member of the Principal Shareholder Group from time to time);

(B)	publicly announce or make, or cause another person (other than the Company) to publicly announce or make, any offer for or proposal to acquire any shares in the Company; or

(C)

enter into any agreement or arrangement or do any act as a result of which it or any person may become obliged (under the Takeover Code or otherwise) to publicly announce or make any public offer for or proposal to acquire all or any shares in the Company.

5.2	The restrictions contained in clause 5.1 shall not apply:

(A)	for the avoidance of doubt, to any acceptance of an offer for the Company’s shares at any stage;

(B)	for the avoidance of doubt, to any agreement (including pursuant to any irrevocable undertaking) to accept any offer for the Company’s shares either before or after its announcement;

(C)

if at any time and for so long as, any third party makes, or announces a firm intention to make, a general offer to acquire shares carrying over fifty (50) per cent. of the voting rights (as defined in the Takeover Code) in the Company (or a scheme of arrangement that is implementing a transaction which is subject to the Takeover Code) which, in either case, (i) is recommended by the board of the Company and (ii) has not yet lapsed or been withdrawn;

(D)	to the taking of any relevant action with the prior written consent of the Company or (if it still holds shares in the Company) GSK (and/or any member of the GSK Group) (as applicable);

(E)

to any acquisition made pursuant to its entitlement under any pre-emptive offer of shares in the Company (whether or not compliant with statutory requirements) made by the Company to all holders of shares therein; or

(F)

to any acquisition made in order to preserve or reinstate the aggregate percentage holding of the Principal Shareholder Group of the Company’s shares in issue in the event that the Company issues shares on a non-pre-emptive basis.

6.	COMPANY UNDERTAKINGS

6.1	The Parties acknowledge that:

(A)

on 23 May 2022, the Company’s shareholders granted to the Company authority for the Company to repurchase up to 923,453,741 Ordinary Shares (representing ten per cent. (10%) of the Company’s estimated issued ordinary share capital immediately following Admission), such authority to expire at the conclusion of the annual general meeting of the Company to be held in 2023 (or, if earlier, at the close of business on 30 June 2023); and

(B)

as at the date of this Deed, the Company has obtained from the Panel a waiver of the application of Rule 9 of the Takeover Code to members of the Principal Shareholder Group as regards any obligation of any member of the Principal Shareholder Group to make a general offer for Ordinary Shares in accordance with Rule 9 of the Takeover Code that may otherwise arise as a result of the Company entering into any Relevant Transaction pursuant to the authority described in (A) above.

6.2	For so long as the Voting Rights Condition is satisfied and, subject (where necessary) to the prior consent of the Panel, the Company undertakes to procure that:

(A)	at each annual general meeting of the Company at which an Annual Buy-Back Resolution is to be put to the Company’s shareholders, the Company shall propose:

(i)

to the Independent Shareholders a resolution on which their votes are counted on a poll to waive, in accordance with Rule 37.1 and Appendix 1 of the Takeover Code, any obligation of the Principal Shareholder to make a general offer for Ordinary Shares in accordance with Rule 9 of the Takeover Code that may otherwise arise as a result of the Company entering into a Relevant Transaction (an “Annual Whitewash Resolution”); and

(ii)	that the Annual Buy-Back Resolution shall be conditional on the passing of the Annual Whitewash Resolution (where required to be proposed pursuant to clause 6.2); and

(B)

each Annual Buy-Back Resolution shall be in force for a period extending until the earlier of: (i) the date that falls 15 months from the date of the annual general meeting at which it was proposed; and (ii) the conclusion of the next following annual general meeting.

6.3

Notwithstanding anything to the contrary in this Deed, the Company undertakes that it shall not, and it shall procure that each member of the Consumer Healthcare Group shall not, for so long as the Voting Rights Condition is satisfied, enter into or commit to enter into any Relevant Transaction unless:

(A)

prior to the Company entering into such Relevant Transaction: (i) the Company’s Independent Shareholders have passed an Annual Whitewash Resolution, and (ii) the Panel has consented to waive the obligation of any member of the Principal Shareholder Group to make a mandatory offer pursuant to Rule 9 of the Takeover Code that would otherwise have been imposed under the Takeover Code as a result of such Relevant Transaction, and each of such resolution and waiver remains in effect;

(B)

the number of Ordinary Shares to be transferred pursuant to the proposed Relevant Transaction is such that it would not result in any obligation being imposed on a member of the Principal Shareholder Group to make a general offer for Ordinary Shares in accordance with Rule 9 of the Takeover Code; or

(C)

the Panel has consented to waive the obligation of any member of the Principal Shareholder Group to make a mandatory offer pursuant to Rule 9 of the Takeover Code that would otherwise have been imposed under the Takeover Code as a result of the Relevant Transaction, and such waiver remains in effect.

6.4

Where any waiver referred to in this clause 6 requires the consent of the Panel, the Company shall be responsible for requesting it from the Panel and the Principal Shareholder shall provide to the Company any relevant information about itself or the Principal Shareholder Group that is reasonably required in connection with requesting the waiver from the Panel. The Parties acknowledge that the Panel exercises ultimate discretion as to whether and on what terms to grant any waiver in respect of the application of the Takeover Code that may be requested of it.

7.	CONFIDENTIALITY

7.1

Subject to clause 13.3, the Principal Shareholder shall treat as confidential all information obtained as a precursor to or as a result of negotiating or entering into or performing this Deed or which relates to:

(A)	the provisions of this Deed;

(B)	the negotiations relating to this Deed; and

(C)	the subject matter of this Deed.

7.2	The Principal Shareholder shall:

(A)	not disclose any such confidential information to any person other than:

(i)	a Representative Director;

(ii)	any of its directors or employees who need to know such information in order to discharge their duties; and

(iii)	other members of the Principal Shareholder Group; and

(B)	not use any such confidential information other than for the purpose of:

(i)	managing or monitoring the Principal Shareholder Group’s investment in the Company; and

(ii)	in connection with the performance of its obligations and the exercise of its rights under this Deed; and

(C)	procure that any person to whom any such confidential information is disclosed by it complies with the restrictions contained in this clause 7 as if such person were a Party to this Deed.

7.3	The Principal Shareholder acknowledges (for itself any Representative Director and all members of the Principal Shareholder Group) that:

(A)	the Company is a listed company with its shares listed on the London Stock Exchange and related securities listed on the New York Stock Exchange;

(B)

any such confidential information may constitute inside information and disclosure or misuse of such information may amount to market abuse or insider dealing for the purposes of, or be otherwise prohibited under, the UK Market Abuse Regulation;

(C)

any such confidential information may constitute inside information for the purposes of the Criminal Justice Act 1993 (“CJA”) and, accordingly, by receiving such confidential information a recipient may become an ‘insider’. The confidential information shall be communicated on the basis that, subject to and in accordance with Law, the recipient may not deal in securities that are price-affected securities (as defined in the CJA) in relation to any such inside information, encourage another person to deal in price-affected securities or disclose the information except as permitted by the CJA before the information in question has been made public; and

(D)

the Principal Shareholder shall comply with the requirements of any applicable Laws in relation to such confidential information, including in relation to any dealing by it in the securities of the Company or the sharing of such information.

7.4	Notwithstanding the provisions of this clause 7, the Principal Shareholder may disclose any such confidential information:

(A)	if and to the extent required by Law or for the purpose of any judicial or arbitral proceedings;

(B)

if and to the extent required by any securities exchange or regulatory or Taxation or other Governmental Entity to which a member of the Principal Shareholder Group is subject or submits, wherever situated, including (amongst other bodies) the FCA, the London Stock Exchange, the Panel, HMRC, the SEC or the New York Stock Exchange, whether or not the requirement for information has the force of law;

(C)	to a Tax Authority in connection with a member of the Principal Shareholder Group’s Tax affairs;

(D)	to its and the Company’s Advisers, actual or proposed debt financiers and bankers, provided they have a duty to keep such information confidential;

(E)	to the extent the information has come into the public domain through no fault of the Principal Shareholder;

(F)	to the extent the Company has given prior written consent to the disclosure;

(G)	to the extent expressly permitted by this Deed or to the extent it is expressly permitted to do so by any Transaction Document;

(H)	if and to the extent required in connection with any regulatory consent or clearance process required by applicable Law; or

(I)

if it was in the possession of the Principal Shareholder and/or any of its Advisers (in either case as evidenced by written records) without any obligation of secrecy prior to it being received or held.

7.5

Where the Principal Shareholder discloses confidential information pursuant to clause 7.4(A) or clause 7.4(B) it shall (to the extent permitted by Law) consult, to the extent reasonable and practicable in the circumstances, as to the contents, form and timing of such disclosure with the Company before making such disclosure.

7.6	The restrictions contained in this clause 7 shall continue to apply after the termination of this Deed without limit in time.

7.7

Notwithstanding the foregoing in this clause 7, to the extent that the Cosmos SAPA, the Cosmos SHA or any other Transaction Document or any other contract pursuant to which any Party or any member of its Group is bound provides that certain information shall be maintained confidential on a basis that is more protective of such information or for a longer period of time than provided for in this clause 7, then the applicable provisions contained in the Cosmos SAPA, the Cosmos SHA or such other Transaction Document or contract shall control with respect thereto but only to the extent such provision is more protective or runs for a longer period of time.

8.	DURATION AND TERMINATION

8.1

Subject to clauses 8.4 to 8.5 (inclusive), this Deed shall continue in force until the date on which the members of the Principal Shareholder Group together cease to hold at least ten per cent. (10%) of the Ordinary Shares in issue, upon which the provisions of this Deed shall automatically terminate.

8.2

Notwithstanding any other provision of this Deed (but subject to the Cosmos SHA), the Parties hereby agree and acknowledge that GSK shall have the right in its absolute discretion to abandon the Separation Transaction by providing notice of the same in writing to the Company and the Principal Shareholder at any time prior to Demerger Completion, and upon GSK providing such notice, with the effect that Admission will not take place as previously envisaged, this Deed shall automatically terminate.

8.3	The Parties hereby agree and acknowledge that, in the event that this Deed is terminated pursuant to clause 8.2:

(A)	no Party will have any claim against any other Party for compensation, Costs, damages or otherwise except as otherwise provided in the Cosmos SHA or the SCIA;

(B)	this Deed shall be of no further force or effect; and

(C)	for the avoidance of doubt, the Cosmos SHA shall continue in full force and effect in accordance with its terms.

8.4	Any termination of this Deed shall be without prejudice to any rights or obligations of the Parties which may have accrued prior to the date on which this Deed terminated.

8.5	Clauses 1, 5, 6, and 7 to 18 (inclusive) shall survive the termination of this Deed without limit in time (subject to any specific limits set forth in such clauses).

9.	REMEDIES AND WAIVERS

9.1	No delay or omission by any Party in exercising any right, power or remedy provided by law or under this Deed shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver or variation of it.

9.2

The single or partial exercise of any right, power or remedy provided by law or under this Deed shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

9.3

The rights, powers and remedies provided in this Deed are cumulative, may be exercised as often as the applicable Party considers appropriate and are not exclusive of any rights, powers and remedies provided by Law.

9.4

Notwithstanding any express remedies provided under this Deed and without prejudice to any other right or remedy which any Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach by it of the provisions of this Deed, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction, an order for specific performance and/or other equitable remedies would be available. Furthermore, each Party acknowledges and agrees that it will not raise any objection to the application by or on behalf of any other Party or any member of the Consumer Healthcare Group or Principal Shareholder Group, as applicable, for any such remedies.

10.	ASSIGNMENT

The Parties shall not assign, or purport to assign, all or any part of the benefit of, or its rights or obligations under, this Deed, provided that the Principal Shareholder may transfer its rights and obligations under this Deed to an Affiliate in accordance with clause 11.

11.	DEED OF ADHERENCE

11.1

The Principal Shareholder shall not transfer or purport to transfer any interest in any of its Ordinary Shares to any of its Affiliates, and the Company shall not register any such transfer, unless and until the proposed transferee has entered into a deed (in a form reasonably acceptable to the Company) pursuant to which the proposed transferee agrees to adhere to and be bound by the provisions of this Deed, and to perform the obligations imposed on the proposed transferor by this Deed, in each case as if named in this Deed as the Principal Shareholder.

11.2

Subject to the proposed transferee executing a deed of adherence in accordance with clause 11.1, the Company shall be deemed to agree that such proposed transferee shall have become a Party to this Deed and shall have all of the rights of the Principal Shareholder under this Deed that have been transferred to such proposed transferee by the Principal Shareholder, provided that any rights under clause 4 (Representative Directors) that are transferred by the Principal Shareholder to a transferee pursuant to this clause 11 shall terminate upon such transferee ceasing to be an Affiliate of Pfizer, Inc..

12.	NOTICES

12.1	A notice under this Deed shall only be effective if it is in writing and in English. Notice by email shall be permitted.

12.2	Notices under this Deed shall be sent to a Party at its addresses for the attention of the individuals set out below:

The Company

Address:

E-mail address:

For the attention of:

The Principal Shareholder

Address:

E-mail address:

For the attention of:

With a copy (not

constituting notice)

to:

For the attention of:

provided that a Party may change its notice details on giving notice to the other Party of the change in accordance with this clause 12.2.

12.3	Any notice given under this Deed shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two clear Business Days after the date of posting;

(C)	if sent by airmail, six (6) clear Business Days after the date of posting; and

(D)	if sent by e-mail, when sent.

12.4	Any notice given under this Deed outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

12.5

A notice under or in connection with this Deed shall not be invalid by reason of any mistake or typographical error or if the contents are incomplete, provided it should have been reasonably clear to the recipient what the correct or missing particulars should have been.

13.	ANNOUNCEMENTS

13.1

Subject to clause 13.2, no announcement or other publication concerning this Deed shall be made by the Company, the Principal Shareholder or any member of the Consumer Healthcare Group or the Principal Shareholder Group without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed.

13.2

Notwithstanding clause 13.1, the Company, the Principal Shareholder, any member of the Consumer Healthcare Group or any member of the Principal Shareholder Group may, whenever practicable and permissible after consultation with the other Party and subject, in the case of the Company only, to the requirements of the Sponsor’s Agreement, make an announcement concerning this Deed, if and to the extent required by:

(A)	Law or for the purposes of any judicial or arbitral proceedings; or

(B)

any securities exchange or regulatory or Governmental Entity to which that Party is subject or submits, wherever situated, including (amongst other bodies) the FCA, London Stock Exchange, the Panel, HMRC, the SEC or the New York Stock Exchange, whether or not the requirement has the force of Law.

13.3

For the avoidance of doubt, nothing in this Deed shall prohibit any member of the Principal Shareholder Group from making any disclosure or public statements regarding its intentions with respect to the Ordinary Shares or ADSs that it holds in the Company.

13.4	The restrictions contained in this clause 13 shall continue to apply to each Party without limit in time unless otherwise agreed between the Parties.

14.	COSTS AND EXPENSES

Except as otherwise set out in this Deed or the SCIA, each Party shall pay its own costs and expenses incurred in relation to the negotiation, preparation, execution and carrying into effect of this Deed and all other documents referred to in, or ancillary to, this Deed. Each Party shall pay its own costs and expenses which arise and are incurred in the period following the date of this Deed in relation to this Deed.

15.	MISCELLANEOUS

15.1

This Deed, together with any other Transaction Document entered into by each of the Parties and any other agreement or document entered into by each of the Parties in connection with any such document, together constitute the whole and only agreement between the Parties relating to the subject matter of this Deed, any Transaction Document entered into by each of the Parties and any other agreement or document entered into by each of the Parties in connection with any such document.

15.2

All terms of the Transaction Documents entered into by each of the Parties shall remain unchanged and in full force and effect and nothing herein shall amend, limit or otherwise modify the Parties’ respective rights and obligations under such Transaction Documents, in each case except as, and only to the extent, expressly modified by this Deed.

15.3	This Deed may only be varied in writing signed by both Parties. If this Deed is varied:

(A)	the variation shall not constitute a general waiver of any provisions of this Deed;

(B)	the variation shall not affect any rights, obligations or liabilities under this Deed that have already accrued up to the date of variation; and

(C)	the rights and obligations of the Parties under this Deed shall remain in full force and effect, except as, and only to the extent that, they are so varied.

15.4

Nothing in this Deed and no action taken by the Parties under this Deed shall constitute a partnership, association, joint venture or other co-operative entity between the Parties. No Party has any authority or power to bind, to contract in the name of, or to create a liability for the other Party in any way or for any purpose save as specifically set out in this Deed.

15.5

This Deed may be executed in any number of counterparts, and by the Parties to it on separate counterparts, but shall not be effective until both Parties have executed at least one counterpart. Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute but one and the same instrument.

15.6	Delivery of a counterpart of this Deed by e-mail attachment shall be an effective mode of delivery.

15.7

If at any time any provision (or any part of a provision) of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, this shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other (or the remainder of a) provision of this Deed; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.

15.8	Each of the provisions in this Deed is severable.

15.9	If and to the extent that any provision of this Deed:

(A)	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(B)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable. All other provisions of this Deed shall remain in force.

16.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The Parties do not intend that any term of this Deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a Party to this Deed.

17.	GOVERNING LAW AND JURISDICTION

17.1

This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

17.2

The courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Deed. Any Proceedings shall be brought only in the courts of England.

17.3

Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England. Each Party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

17.4	Each Party irrevocably submits and agrees to submit to the jurisdiction of the courts of England.

18.	AGENT FOR SERVICE

18.1

The Principal Shareholder appoints Pfizer Limited, c/o UK Legal Department, Pfizer Ltd (IPC 3-1), Walton Oaks, Dorking Road, Tadworth, Surrey KT20 7NS, to act as its agent for the receipt of Service Documents. The Principal Shareholder agrees that any Service Document may be effectively served on either of them in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

18.2

If the agent at any time ceases for any reason to act as such, the Principal Shareholder shall appoint a replacement agent having an address for service in England or Wales and shall notify the Company of the name and address of the replacement agent. Failing such appointment and notification, the Company shall be entitled by notice to the Principal Shareholder to appoint a replacement agent to act on behalf of the Principal Shareholder, provided that the Principal Shareholder shall be entitled, by notice to the Company, to replace its agent with a replacement agent having an address for service in England or Wales. The provisions of this clause 18 applying to service on an agent apply equally to service on a replacement agent.

18.3

A copy of any Service Document served on an agent appointed in accordance with clauses 18.1 or 18.2 shall be sent by post to the Principal Shareholder. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

This document has been executed as a deed and delivered on the date stated at the beginning of this Deed.

SIGNED as a DEED by	)
AMANDA MELLOR	)
as attorney for HALEON PLC in the presence of:	)	/s/ Amanda Mellor
	)	(Signature of attorney) AMANDA MELLOR as attorney for HALEON PLC

Witness’s signature:		/s/ Bridget Creegan

Name (print):		Bridget Creegan

Occupation:		Chartered Company Secretary

Address:

[Signature page to Relationship Deed]

Executed as a DEED by	)
PFIZER INC.	)
acting by DEBORAH BARON	)	/s/ Deborah Baron
who, in accordance with the laws of the territory in which PFIZER INC. is incorporated, is acting under the authority of PFIZER INC.	)	(Authorised signatory)
)
)

[Signature page to Relationship Deed]